Exhibit 99.1

NEWS RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh
	Chief Financial Officer	612-455-1754
763-354-1800

Arctic Cat Reports Fiscal 2011 Third Quarter Results

Quarterly EPS $0.50 versus $0.14 in prior-year quarter on net sales growth of 16%;

Third quarter operating profit rose to $12.2 million from $0.6 million;

Company again raises FY11 annual earnings guidance

MINNEAPOLIS, January 27, 2011 — Arctic Cat Inc. (NASDAQ: ACAT) today reported net earnings of $9.3 million, or $0.50 per diluted share, on net sales of $152.0 million for the fiscal 2011 third quarter ended December 31, 2010. Arctic Cat reported net earnings in the prior-year third quarter of $2.6 million, or $0.14 per diluted share, on net sales of $131.0 million.

For the nine months ended December 31, 2010, Arctic Cat’s net earnings were $22.6   million, or $1.22 per diluted share, on net sales of $391.2 million. In the first nine months of last fiscal year, the company reported net earnings of $11.4 million, or $0.63 per diluted share, on net sales of $366.7 million.

Commented Arctic Cat’s president and chief executive officer Claude Jordan: “We are very pleased with the company’s strong third-quarter and year-to-date performance. Our results were fueled by higher sales across all product lines, including double-digit gains in our snowmobile business. The combination of increased volume, product mix, product cost-reduction efforts, higher selling prices and a continued focus on efficiency led to another quarter of significantly improved gross margins and profitability.”

Among the highlights of Arctic Cat’s 2011 third quarter and year-to-date financial results versus the same periods last year:

•                  Gross margins improved 430 basis points in the quarter and 370 basis points year to date;

•                  Operating profit for the quarter rose to $12.2 million from $0.6 million, and year to date increased to $32.7 million from $13.9 million;

•                  Factory inventory declined 27 percent to $77.2 million from $106.3 million;

•                  Total cash and short-term investments rose to $107.1 million from $50.4  million; and

•                  The company has no short- or long-term debt.

“We are excited by the traction and momentum we’ve achieved year to date,” said Jordan. “We continued to successfully execute against our objectives to reduce dealer and factory inventory, improve gross margins and keep operating expenses flat as a percent of sales.”

Business Line Results

Snowmobile sales grew 33 percent to $77.8 million in the third quarter compared to $58.7 million in the prior-year quarter, led by increases in both North American dealer sales and international sales to distributors. Year-to-date snowmobile sales increased 15 percent to $186.5 million versus $162.3 million in the same period last year, led by higher international sales to distributors.

All-terrain vehicle (ATV) sales rose 1 percent to $48.6 million in the third quarter versus $48.2 million in the prior-year quarter, chiefly driven by sales of the company’s new Prowler HDX heavy duty utility vehicle. During the quarter, Arctic Cat announced the launch of three all-new 2011 ATV models: the full-featured, value-priced 350 4X4 automatic; the valued-priced 425 EFI 4X4 automatic; and the XC450i 4X4, a crossover model for consumers seeking four-wheel-drive capabilities in a sport ATV. Arctic Cat’s year-to-date ATV sales were up 1 percent to $133.0 million compared to $132.1 million in the first nine months of fiscal 2010.

Sales of parts, garments and accessories (PG&A) in the third quarter grew 6 percent to $25.6 million versus $24.2 million in the prior-year quarter, primarily driven by stronger garments sales including the new Drift garment line. Year-to-date PG&A sales totaled $71.7 million, down 1 percent from $72.3 million in the year-ago period.

Outlook

“We remain confident that the company is on track to deliver improved operating results, increased profitability and enhanced shareholder value again this fiscal year,” Jordan said.

Arctic Cat is focused on improving its profitability in a continued low-demand recreational vehicle market, which remains well below pre-recession industry sales levels. The company’s fiscal 2011 outlook includes the following assumptions: ATV industry retail sales declining approximately 15 to 20 percent; snowmobile industry retail sales increasing 5 to 10 percent; Arctic Cat dealer inventories declining 20 to 30 percent; improving gross margins between 200 to 300 basis points; achieving flat to slightly down operating expense levels as a percent of sales; increasing cash flow from operations; and ending the year with more cash on the balance sheet.

Based on its year-to-date results and expectations of future performance, Arctic Cat is raising and narrowing its estimated full-year earnings for the current fiscal year ending March 31, 2011. The company now anticipates that fiscal 2011 earnings will be in the range of $0.57 to $0.65 per diluted share, driven by increased international revenue, as well as higher gross margins resulting from higher volume, product mix and cost reduction efforts. The company’s previous guidance anticipated fiscal 2011 earnings of $0.40 to $0.55 per diluted share. The company continues to estimate fiscal 2011 net sales of $453 million to $463 million.

Conference Call

A conference call is scheduled for 11:00 a.m. CT (12:00 p.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com.  To listen to a telephone replay of the conference call, dial 800-406-7325 and enter conference call passcode 4403970. The telephone replay will be available through Thursday, February 3, 2011.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; cost and availability of financing for the Company, our dealers and our suppliers; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of snowmobile engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FINANCIAL TABLES FOLLOW

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net Sales
Snowmobile & ATV Units	$126,381	$106,879	$319,485	$294,433
Parts Garments & Accessories	25,595	24,161	71,709	72,277
Total Net Sales	151,976	131,040	391,194	366,710
Cost of Goods Sold
Snowmobile & ATV Units	104,723	95,025	254,252	249,115
Parts Garments & Accessories	14,521	13,434	42,193	42,255
Cost of Goods Sold	119,244	108,459	296,445	291,370
Gross Profit	32,732	22,581	94,749	75,340
Operating Expenses
Selling & Marketing	8,502	8,941	24,973	24,982
Research & Development	3,418	2,979	9,828	9,177
General & Administrative	8,595	10,037	27,255	27,323
Total Operating Expenses	20,515	21,957	62,056	61,482
Operating Profit	12,217	624	32,693	13,858
Other Income (Expense)
Interest Income	28	—	72	4
Interest Expense	(1)	(2)	(11)	(249)
Total Other Income (Expense)	27	(2)	61	(245)
Earnings Before Income Taxes	12,244	622	32,754	13,613
Income Tax Expense (Benefit)	2,982	(1,980)	10,161	2,178
Net Earnings	$9,262	$2,602	$22,593	$11,435
Net Earnings Per Share
Basic	$0.51	$0.14	$1.24	$0.63
Diluted	$0.50	$0.14	$1.22	$0.63
Weighted Average Shares Outstanding:
Basic	18,236	18,228	18,214	18,217
Diluted	18,644	18,297	18,484	18,249

	December 31,
Selected Balance Sheet Data:	2010	2009
Cash and Short-term Investments	$107,070	$50,356
Accounts Receivable, net	50,301	43,008
Inventories	77,150	106,264
Total Assets	296,505	267,077
Short-term Bank Borrowings	0	0
Total Current Liabilities	102,984	82,788
Long-term Debt	0	0
Shareholders’ Equity	190,953	179,710

	Three Months Ended			Nine Months Ended
	December 31,			December 31,
Product Line Data:	2010	2009	Change	2010	2009	Change
Snowmobiles	$77,822	$58,665	33%	$186,452	$162,321	15%
All-terrain Vehicles	48,559	48,214	1%	133,033	132,112	1%
Parts, Garments & Accessories	25,595	24,161	6%	71,709	72,277	-1%
Total Sales	$151,976	$131,040	16%	$391,194	$366,710	7%

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